Exhibit 99.1

Church & Dwight Announces CEO Transition

Rick Dierker to be promoted to CEO as of March 31, 2025

Matt Farrell to Continue as Chairman Through Transition Period

EWING, N.J. – September 16, 2024 – The Board of Directors of Church & Dwight Co., Inc. (NYSE: CHD) today announced that, after a unanimous vote of its Board of Directors, Richard Dierker, a 15-year veteran of the Company, will be promoted to President and Chief Executive Officer (CEO) and elected to the Board of Directors effective March 31, 2025. Matthew Farrell will continue to serve as President and CEO until then, and will continue to serve as Chairman of the Board for a transition period.

“Matt Farrell has been a high-integrity, people-focused leader for Church & Dwight. Under his leadership, Church & Dwight’s market cap has more than doubled to over $25 billion with industry leading TSR. He and his team have successfully integrated value-accretive acquisitions. The Company’s power brands continue to lead and grow by leveraging consumer trends to build insight-driven innovations, breakthrough omnichannel initiatives, and strong customer relationships. Matt has left an indelible mark on Church & Dwight and the Board is grateful for his immense contributions,” said Ravichandra Saligram, Lead Director of the Board.

Mr. Saligram continued, “We are delighted to appoint Rick Dierker as our new CEO. As CFO and Head of Operations, Rick has closely partnered with Matt over the last decade to oversee the development of the Company’s strategy and key elements of our operations, helping to accelerate the Company’s trajectory and breakthrough performance. Rick has an innate ability to get to the heart of issues and drive execution, and will sustain Church & Dwight’s culture. He has the trust and respect of his peers, the Board and the investment community. The Church & Dwight Board undertook a comprehensive process looking both externally and internally and unanimously concluded that Rick is the right leader to evolve Church & Dwight’s highly successful model and lead us into the future. We are confident Rick will build on Matt’s legacy.”

Mr. Farrell said, “I have worked closely with Rick for 15 years and know he is uniquely positioned to be our next CEO. Rick has the strategic thinking, leadership skills, and passion for execution to sustain our Evergreen model, our acquisition strategy, and value creation for years to come. I’d like to thank the whole team at Church & Dwight for always putting the Company and consumer first, and working tirelessly to discover and innovate new products and enhance our capabilities.”

Mr. Dierker said, “I am honored to have the opportunity to lead this great company and continue to create shareholder value through innovation, technology, and accretive acquisitions. The Church & Dwight team exhibits a rare blend of creativity, initiative, curiosity, and desire to win. That’s our secret sauce. We have a talented team and great brands. This amounts to a winning formula for employees, consumers, and shareholders and gives me great confidence in our future success.”

About Church & Dwight

Church & Dwight Co., Inc., founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, OXICLEAN®, VITAFUSION®, BATISTE®, WATERPIK®, THERABREATH® and HERO®. These seven key brands represent approximately 70% of the Company’s products sales. For more information, visit the Company’s website.

Contacts

Church & Dwight Co., Inc.

Jill Solomon

609-806-3391